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                 May 26, 2023

       Gavin Burnett
       Chief Executive Officer
       Locafy Ltd
       30 Rockefeller Plaza
       26th Floor
       New York, New York 10112

                                                        Re: Locafy Ltd
                                                            Registration
Statement on Form F-3
                                                            Filed May 19, 2023
                                                            File No. 333-272066

       Dear Gavin Burnett:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jayun Koo